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                                                                   Exhibit 21.1

                             List of Subsidiaries


              NAME                           JURISDICTION OF ORGANIZATION
              ----                           ----------------------------
1.   BAS Technicol, Ltd.                          United Kingdom
2.   IMI Acquisition Corporation                  Indiana
3.   Vetronics, Inc.                              Indiana